SETTLEMENT AGREEMENT
THIS SETTLEMENT AGREEMENT (this “Agreement”) dated as of May 24, 2019, is entered into by and among LNV Corporation, a Nevada corporation (“LNV”), and CLMG Corp., a Texas corporation (“CLMG,” and, together with LNV, the “Lender Parties”), on the one hand, and White Eagle Asset Portfolio, LP, a Delaware limited partnership (“White Eagle”), Lamington Road Designated Activity Company, an Irish designated activity company (“LRDA”), White Eagle General Partner, LLC, a Delaware limited liability company (“WEGP,” and collectively with White Eagle and LRDA, the “Debtors”), Emergent Capital, Inc., a Florida corporation (“Emergent”), Imperial Finance and Trading, LLC, a Florida limited liability company (“Imperial”), Lamington Road Bermuda, LTD, a Bermuda company (“Lamington Road”), OLIPP IV, LLC, a Delaware limited liability company (“OLIPP”), and Markley Asset Portfolio LLC, a Delaware limited liability company (“Markley,” and collectively with the Debtors, Emergent, Imperial, Lamington Road and OLIPP, the “Debtor Parties,” and the Debtor Parties together with the Lender Parties, the “Parties”), on the other.
RECITALS
WHEREAS, LNV is the sole lender under that certain Second Amended and Restated Loan and Security Agreement, dated as of January 31, 2017 (as amended, restated, supplemented, or otherwise modified, the “Loan Agreement”) by and among White Eagle, as Borrower, Imperial, as Initial Servicer, Initial Portfolio Manager, and Guarantor, Lamington Road, as Portfolio Manager, LNV, as Initial Lender, and CLMG, as Administrative Agent (in such capacity, the “Agent”);
WHEREAS, to secure White Eagle’s obligations under the Loan Agreement, the Debtors granted to the Agent a lien and security interest in substantially all of the Debtors’ assets, including (i) the Pledged Policies and the proceeds thereof, (ii) general intangibles (including accounts receivable), (iii) all rights, claims, and causes of action related to or arising from the Pledged Policies (including potential or pending actions to recover and receive proceeds of Pledged Policies), and (iv) the equity interests in White Eagle (collectively with all other assets and property pledged under the Loan Agreement and the other Transaction Documents, the “Collateral”);
WHEREAS, WEGP and LRDA are pledgors under that certain Partnership Interest Pledge Agreement, dated as of May 16, 2014 (as amended, restated, supplemented, or otherwise modified, the “Pledge Agreement”), pursuant to which WEGP and LRDA pledged their equity interests in White Eagle to the Agent to secure White Eagle’s obligations under the Loan Agreement;
WHEREAS, on November 14, 2018, LRDA and WEGP each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thereby commencing their chapter 11 cases and causing an Event of Default under (and as defined in) the Loan Agreement;
WHEREAS, on December 13, 2018, White Eagle filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which is being jointly administered with the chapter 11 cases filed by LRDA and WEGP as In re White Eagle Asset Portfolio, LP, et al., Case No. 18-12808 (KG) (the “Chapter 11 Cases”);
WHEREAS, on January 25, 2019, the Debtors and Emergent commenced an adversary proceeding in the Bankruptcy Court against LNV, Silver Point Capital L.P., and GWG Holdings, Inc. (collectively, the “Defendants”), Adv. Proc. No. 19-50096 (KG) (the “Adversary Proceeding”), alleging breaches of contract, breaches of fiduciary duty, and other claims, including challenging LNV’s rights to the Participation Interest referenced in the Loan Agreement by filing a complaint (the “Original Complaint”) in the Bankruptcy Court;
WHEREAS, on March 8, 2019, Defendants filed motions to dismiss each of the claims asserted in the Adversary Proceeding in the Bankruptcy Court;
WHEREAS, on March 27, 2019, the Debtors and Emergent filed an amended complaint in the Adversary Proceeding in the Bankruptcy Court (the “Amended Complaint”), and on April 17, 2019, the Defendants filed motions in the Bankruptcy Court to dismiss each of the claims asserted in the Amended Complaint (collectively, the “Motions to Dismiss”);
WHEREAS, on March 13, 2019, the Debtors filed with the Bankruptcy Court a proposed chapter 11 plan of reorganization [Docket No. 165] (the “Plan”) and accompanying Disclosure Statement [Docket No. 166] (the “Disclosure Statement”);
WHEREAS, on April 11, 2019, the Debtors filed a Motion of Debtors Pursuant to 11 U.S.C. §§ 502(c) and 105(a) to Estimate Secured Claims of LNV Corporation and CLMG Corp. for Distribution Purposes [Docket No. 200] (the “Estimation Motion”);
WHEREAS, on May 7, 2019, the Parties agreed on the terms of a settlement of all matters between them involving the Debtors, the Loan Agreement, the Chapter 11 Cases, the Adversary Proceeding, the Estimation Motion, and the Plan (the “Settlement”) as set forth in a term sheet summarized on the record at a hearing held on May 7, 2019 by counsel for the Lender Parties and counsel for the Debtors and as filed with the Bankruptcy Court in that Notice of Settlement Term Sheet [Docket No. 242];
WHEREAS, time is of the essence for the implementation of the Settlement to be effectuated and completed, in its entirety, by December 30, 2019;
WHEREAS, in connection with the Settlement, the Lender Parties withdrew their objection to the Motion of the Debtors for Entry of an Order Extending the Exclusivity Periods to File a Chapter 11 Plan and Solicit Acceptances Pursuant to Section 1121 of the Bankruptcy Code [Docket No. 167];
WHEREAS, the Parties hereto desire to formally document and effectuate the terms of the Settlement as set forth herein;
WHEREAS, the Parties have agreed to adjourn the Estimation Motion sine die;
WHEREAS, on May 15, 2019, the Debtors filed the Motion of the Debtors Pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code and Bankruptcy Rule 9019 for Order Approving

Settlement Between Debtors, Certain Non-Debtor Affiliates, and Lender Parties [Docket No. 253] (the “Settlement Motion”) seeking approval by the Bankruptcy Court of the Settlement as set forth in this Agreement; and
WHEREAS, on May 22, 2019, the Bankruptcy Court entered a stipulation adjourning the Motions to Dismiss sine die.
NOW THEREFORE, for good and valuable consideration, the receipt of which is duly acknowledged, the Parties agree as follows:
AGREEMENT
Article I
DEFINITIONS AND INTERPRETATION
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below or elsewhere in this Agreement as indicated below. Defined terms in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
“Affiliate” of a Person has the meaning set forth in section 101(2) of the Bankruptcy Code and also includes any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Adversary Proceeding” has the meaning set forth in the Recitals.
“Agent” has the meaning set forth in the Recitals.
“Agreement” has the meaning set forth in the Preamble.
“Allowed Claim” has the meaning set forth in Section 2.3(a).
“Allowed Lien” has the meaning set forth in Section 2.3(a).
“Amended Complaint” has the meaning set forth in the Recitals.
“Amended Disclosure Statement” has the meaning set forth in Section 2.1(b).
“Amended Plan” has the meaning set forth in Section 2.1(a).
“Asset Transfer Documents” has the meaning set forth in Section 2.3(f).
“Bankruptcy Code” has the meaning set forth in the Recitals.
“Bankruptcy Court” has the meaning set forth in the Recitals.

“Breach Order” has the meaning set forth in Section 8.1(a).
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized to close.
“Cash Collateral” means “cash collateral” (as such term is defined in section 363 of the Bankruptcy Code) in which the Lender Parties have an interest.
“Cash Collateral Order” means the Final Order (A) Authorizing the Use of Cash Collateral, (B) Providing Adequate Protection, and (C) Modifying the Automatic Stay [Docket No. 81].
“Chapter 11 Cases” has the meaning set forth in the Recitals.
“Claims” has the meaning set forth in section 101(5) of the Bankruptcy Code and also includes actions, claims, demands, causes of action, suits, controversies, liens, indemnities, guaranties, obligations, liabilities, remedies, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchise, and rights of every kind, nature, or character; whether absolute, inchoate, or contingent; whether determined or undetermined, proven or unproven; whether held individually, jointly, or jointly and severally; whether arising directly, indirectly, derivatively, or by way of any legal or equitable right of subrogation, contribution, indemnity, estoppel, marshalling of assets, or otherwise; whether for compensation, relief, protection, punishment, or any other remedy or result of any kind, character, or nature; whether based upon any intentional or negligent conduct, strict liability, any tort of any kind, upon any breach of any contract or upon any other grounds or upon any other theory whatsoever; whether asserted or subject to assertion by complaint, cross-complaint, counterclaim, affirmative defense, or other pleading, by motion, by notice, or otherwise; whether asserted or subject to assertion in any jurisdiction, in any court or other forum, or with any federal, state, county, municipal, or other governmental authority, agency, or official; and whether arising at law, in equity, or otherwise, including the Adversary Proceeding (and the related Original Complaint and Amended Complaint and LNV’s Motion to Dismiss) and the Estimation Motion.
“CLMG” has the meaning set forth in the Preamble.
“Collateral” has the meaning set forth in the Recitals.
“Confirmation Order” has the meaning set forth in Section 3.1(x).
“Constituent Documents” means, collectively, the POA, the LLC Agreement, and the LP Agreement.
“Debtor Parties” has the meaning set forth in the Preamble.
“Debtors” has the meaning set forth in the Preamble.
“Defendants” has the meaning set forth in the Recitals.

“DIP Budget” means any budget approved in connection with any DIP Financing (as may be amended with the prior written consent of the Lender Parties) and/or the Debtors’ use of Cash Collateral; provided that, subject to Section 3.2(e), the DIP Budget shall be consistent with, and an extension of, the existing Budget (as defined in the Cash Collateral Order).
“DIP Claims” means Claims arising under any DIP Financing.
“DIP Credit Agreement” means any agreement providing for DIP Financing as approved by a DIP Order.
“DIP Financing” has the meaning set forth in Section 2.8(c).
“DIP Order” means any order entered by the Bankruptcy Court authorizing DIP Financing and the Debtors’ use of Cash Collateral.
“Disclosure Statement” has the meaning set forth in the Recitals.
“Disclosure Statement Order” has the meaning set forth in Section 2.2(c).
“Dismissal Order” has the meaning set forth in Section 2.2(b).
“Early Payoff Amount” has the meaning set forth in Section 2.3(b).
“Effective Date” has the meaning set forth in Section 6.1.
“Emergent” has the meaning set forth in the Preamble.
“Estimation Motion” has the meaning set forth in the Recitals.
“Farnan” means Joseph J. Farnan, Jr. or his replacement pursuant to Section 2.4(d) and the Constituent Documents.
“Governmental Unit” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional, county, municipal or local, and any agency, authority, instrumentality, regulatory body, ministry, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Imperial” has the meaning set forth in the Preamble.
“Initial DIP Financing” has the meaning set forth in Section 2.8(a).
“Initial Orders” has the meaning set forth in Section 2.2(d).
“Insolvency or Liquidation Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Intercompany Claims” means any “claims” (as defined in section 101(5) of the Bankruptcy Code) of a Debtor or an Affiliate thereof against any other Debtor.
“Lamington Road” has the meaning set forth in the Preamble.
“Lender Parties” has the meaning set forth in the Preamble.
“Lender Release Party” has the meaning set forth in Section 7.1(a).
“LexServ” means MLF LexServ, L.P.
“Lincoln Benefit Settlement Agreement” means that certain Settlement Agreement and Release between Lincoln Benefit Life Company, White Eagle, Emergent and Wilmington Trust, N.A.
“LLC Agreement” means the limited liability company agreement of WEGP, as amended from time to time.
“LNV” has the meaning set forth in the Preamble.
“Loan Agreement” has the meaning set forth in the Recitals. For ease of reference, a true and correct copy of the Loan Agreement has been filed in the Chapter 11 Cases as Exhibit 1 to Docket No. 24.
“LP Agreement” means the limited partnership agreement of White Eagle, as amended from time to time.
“LRDA” has the meaning set forth in the Preamble.
“Maple” means, together, Maple Life Analytics, LLC and Brean Capital, LLC.
“Maple Retention Application” has the meaning set forth in Section 2.1(g).
“Maple Retention Order” has the meaning set forth in [2.2(e)].
“Markley” has the meaning set forth in the Preamble.
“Motions to Dismiss” has the meaning set forth in the Recitals.
“OLIPP” has the meaning set forth in the Preamble.
“Original Complaint” has the meaning set forth in the Recitals.
“Outside Closing Date” has the meaning set forth in Section 2.6(b).
“Participation Interest” has the meaning set forth in the Loan Agreement.

“Parties” has the meaning set forth in the Preamble.
“Payoff Amount” has the meaning set forth in Section 2.3(b).
“Person” means (i) any person, individual, corporation, company, partnership, joint venture, firm, limited liability company, joint stock company, joint venture, estate, trust, business trust, unincorporated organization, trust or association, (ii) the United States Trustee, (iii) any Governmental Unit or any political subdivision thereof, or (iv) any other entity.
“Plan” has the meaning set forth in the Recitals.
“Pledge Agreement” has the meaning set forth in the Recitals.
“Pledged Policy” has the meaning set forth in the Loan Agreement.
“POA” has the meaning set forth in Section 2.4.
“Premium” means, with respect to any Pledged Policy, any past due premium with respect thereto, or any scheduled premium.
“Sale Deadlines” means, together, the Sale Trigger Outside Date and the Outside Closing Date.
“Sale Process” means a sale of the Collateral on the terms set forth in this Agreement.
“Sale Trigger Event” means the earlier to occur of (i) the entry of a Breach Order or (ii) the Sale Trigger Outside Date.
“Sale Trigger Outside Date” means September 17, 2019 at 11:59 p.m. (New York time).
“Settlement” has the meaning set forth in the Recitals.
“Settlement Motion” has the meaning set forth in the Recitals.
“Settlement Order” has the meaning set forth in Section 2.2(a).
“Transaction Documents” has the meaning set forth in the Loan Agreement.
“Transfer Date” has the meaning set forth in Section 2.6(c).
“Transfer Documents” has the meaning set forth in Section 2.3(f).
“WEGP” has the meaning set forth in the Preamble.
“White Eagle” has the meaning set forth in the Preamble.
1.2    Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words “included,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Unless otherwise indicated, all references to dollars refer to United States dollars. Unless otherwise indicated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement. Any other rules of construction with respect to this Agreement shall be governed by section 102 of the Bankruptcy Code.
ARTICLE II
SETTLEMENT TERMS
2.1    Actions in Anticipation of Approval of Settlement. On or before May 24, 2019, the Debtors shall file with the Bankruptcy Court the following:
(a)    an amended version of the Plan (the “Amended Plan”), which shall (i) be consistent with, and reflect the effectiveness of, the terms of this Agreement (including the implementation of the Sale Process and the setting of the Sale Deadlines), (ii) provide treatment of the Allowed Claim consistent with this Agreement, (iii) provide releases by and among the Parties and (iv) otherwise be acceptable to the Parties;
(b)    an amended version of the Disclosure Statement (the “Amended Disclosure Statement”), which shall be consistent with the terms of the Amended Plan and shall otherwise be acceptable to the Parties;
(c)    the Settlement Motion;
(d)    this Agreement;
(e)    a proposed Dismissal Order;
(f)    a motion seeking to shorten notice or such other pleadings as are necessary for (i) consideration by the Bankruptcy Court of approval of the Amended Disclosure Statement, entry of the Settlement Order, and entry of the Dismissal Order by June 7, 2019 and (ii) confirmation of the Amended Plan by June 21, 2019; and
(g)    an application seeking approval of the Debtors’ retention of Maple as the due diligence and marketing agent for the Debtors on the terms set forth in this Agreement and otherwise acceptable to the Parties (the “Maple Retention Application”).
2.2    Initial Orders. Each of the Parties shall use their respective best efforts to seek and obtain entry by the Bankruptcy Court, on or before June 7, 2019, of the following:

(a)
The proposed order approving this Agreement in the form attached as Exhibit A to the Settlement Motion, as shall be modified by the agreement of all of the Parties by May 24, 2019 to conform such order to the terms of this Agreement (the “Settlement Order”) and as may be further modified by agreement of all of the Parties;

(b)    An order mutually agreeable to the Debtor Parties and the Lender Parties dismissing the Adversary Proceeding (the “Dismissal Order”), which dismissal shall be (i) without prejudice upon entry by the Bankruptcy Court of the Dismissal Order and (ii) with prejudice upon entry by the Bankruptcy Court of (x) a Breach Order or (y) the Confirmation Order;
(c)    An order mutually agreeable to the Debtor Parties and the Lender Parties (i) approving the Amended Disclosure Statement, which shall be in form acceptable to the Parties (the “Disclosure Statement Order”), and (ii) setting a hearing on confirmation of the Amended Plan on or before June 21, 2019; and
(d)    An order mutually agreeable to the Debtor Parties and the Lender Parties approving the Maple Retention Application (the “Maple Retention Order” and, collectively with the Settlement Order, the Dismissal Order, and the Disclosure Statement Order, the “Initial Orders”).
2.3    Allowed Claim and Allowed Lien; Satisfaction and Discharge.
(a)    Upon the Effective Date, the Lender Parties shall hold, and have full right and title to, an allowed claim (pursuant to sections 502 and 506 of the Bankruptcy Code) against White Eagle in an amount equal to the sum of (i) $382,703,913 (i.e., one hundred four percent (104%) of the principal amount owed under the Loan Agreement), plus (ii) the amounts of all accrued and unpaid interest at the contractual non-default rate under the Loan Agreement until November 14, 2018 and at the contractual default rate under the Loan Agreement (i.e., 200 basis points over the contractual non-default rate) from and after November 14, 2018, plus (iii) the amounts of all of the Lender Parties’ accrued and unpaid fees, costs and expenses, including professional fees (collectively, the “Allowed Claim”). The Allowed Claim shall include the amounts of all fees, costs, expenses, and interest that accrue following entry of the Initial Orders through the date of full payment of the Allowed Claim. The Allowed Claim (including all principal, fees, costs, expenses, and interest) shall be secured by a valid first priority lien on and security interest in all Collateral as set forth in the Loan Agreement and the other Transaction Documents, including the Pledged Policies and the equity interests in White Eagle (the “Allowed Lien”). The Allowed Claim and Allowed Lien shall not be subject to any defense, counterclaim, offset, charge, or reduction, whether at law or in equity. The Allowed Claim shall be reduced by payments made by White Eagle to the Lender Parties after the date hereof as permitted under this Agreement.
(b)    Subject to Section 2.3(c) hereof, the Debtor Parties may, at any time from the Effective Date through the Outside Closing Date, discharge and satisfy the Allowed Claim and the DIP Claims and obtain the release of the Allowed Lien and all liens securing DIP Financing by making a payment in cash to the Agent in an amount equal to: (i) if payment in full is made prior to the occurrence of a Sale Trigger Event, the sum of (A) $375,344,223 (i.e., one hundred two percent (102%) of the principal amount owed under the Loan Agreement), plus (B) the amounts of all accrued and unpaid interest at the contractual non-default rate under the Loan Agreement until November 14, 2018 and at the contractual default rate under the Loan Agreement (i.e., 200 basis points over the contractual non-default rate) from and after November 14, 2018 through the date of payment, plus (C) all of the Lender Parties’ accrued and unpaid fees, costs and expenses including professional fees through the date of payment, plus (D) the amounts of any and all unpaid obligations under any DIP Financing (the sum of (i)(A)-(D), the “Early Payoff Amount”) or (ii) if payment in full is made upon or after the occurrence of a Sale Trigger Event, the sum of (A) the amount of the Allowed Claim, plus (B) the amounts of any and all unpaid obligations under any DIP Financing or other financing provided by the Lender Parties (the sum of (ii)(A) and (ii)(B), the “Payoff Amount”). Prior to the occurrence of a Sale Trigger Event, the Debtors shall have the right to continue to use the proceeds from the maturities of any life insurance policy or resolution of any life insurance policy-related claims to pay operating expenses consistent with the DIP Budget and to reduce the Allowed Claim (first in satisfaction of accrued and unpaid interest, fees, costs, and expenses and, then, in satisfaction of principal) by payment to the Lender Parties.
(c)    Prior to the Outside Closing Date, upon the receipt by the Agent of the payment in cash in full of the Payoff Amount or, to the extent applicable, the Early Payoff Amount, the Allowed Claim and the DIP Claims shall be satisfied and the Allowed Lien and all liens securing DIP Financing shall be discharged and released.
(d)    Until the Payoff Amount is paid in cash in full to the Agent, and except as permitted pursuant to Section 2.3(b), promptly upon the closing and funding of the sale of any portion of the Collateral as contemplated hereunder, the proceeds therefrom (after the payment of any fees owed to Maple as a result of such sale, as applicable) shall be paid to the Agent to reduce the Allowed Claim dollar for dollar (first in satisfaction of accrued and unpaid interest, fees, costs, and expenses and, then, in satisfaction of principal).
(e)    At the time that the Early Payoff Amount or the Payoff Amount, as applicable, has been paid in full, the Debtors may, at their discretion, (i) terminate and abandon the Sale Process, (ii) amend and restate the Constituent Documents in any manner (including removing Farnan from any position to which he was appointed pursuant to this Agreement), provided that the LP Agreement may not be amended or otherwise modified if the equity of White Eagle is transferred pursuant to the Sale Process or otherwise, (iii) terminate the engagement of Maple, and (iv) retain any Collateral not sold or subject to a binding purchase agreement.
(f)    Upon the Effective Date, the Debtor Parties shall execute (i) the transfer documents in the form mutually agreeable to the Debtor Parties and the Lender Parties to be attached hereto as Exhibit A (the “Asset Transfer Documents”) effectuating the transfer of all Pledged Policies and all other Collateral (other than the equity interests in White Eagle) to the Agent (or its designee) in the circumstances provided in Section 2.6(c), which Asset Transfer Documents shall identify all outstanding Pledged Policies, all Pledged Policies as to which a maturity event has occurred, and all pending claims and causes of action relating to, or arising from, the Pledged Policies and (ii) a transfer document in the form mutually agreeable to the Debtor Parties and the Lender Parties to be attached hereto as Exhibit B (collectively with the Asset Transfer Documents, the “Transfer Documents”) effectuating the transfer of all equity interests in White Eagle to the Agent (or its designee) in the circumstances provided in Section 2.6(c) and shall deliver the fully executed Transfer Documents to White & Case LLP to be held in escrow pending release pursuant to Section 2.6(c). The Asset Transfer Documents shall be amended by the Lender Parties and White Eagle from time to time to reflect (i) any omitted Pledged Policies, (ii) maturity events that occur with respect to the Pledged Policies, (iii) payments that are made in respect thereof, (iv) pending actions with respect thereto that are resolved, (v) any new claims or causes of action that arise related to the Pledged Policies, (vi) the designee or designees of the Agent that will become party to the Transfer Documents, and (vii) the date of the Transfer Documents, as determined by the following sentence. The Transfer Documents shall not be released from escrow by White & Case LLP and no delivery of such Transfer Documents to the Lender Parties may occur until the later to occur of (A) the Outside Closing Date, and (B) such later date and time expressly approved in writing by the Lender Parties in their sole discretion. Upon confirmation from the Agent to White & Case LLP that it has received the Early Payoff Amount or the Payoff Amount, as applicable (which shall be sent promptly upon the Agent’s receipt of the Early Payoff Amount or the Payoff Amount), the Transfer Documents shall cease to have any force or effect and White & Case LLP shall return the Transfer Documents to the Debtor Parties.
2.4    Appointment of Farnan. Upon the Effective Date, (x) the LP Agreement shall be amended and restated in the form mutually agreeable to the Debtor Parties and the Lender Parties to be attached as Exhibit C hereto and the signatures delivered by the parties thereto shall be deemed to be automatically released at such time (which signature pages have been delivered to White & Case LLP in escrow on or before the Effective Date), (y) the LLC Agreement shall be amended and restated in the form mutually agreeable to the Debtor Parties and the Lender Parties to be attached as Exhibit D hereto and the signatures delivered by the parties thereto shall be deemed to be automatically released at such time (which signature pages have been delivered to White & Case LLP in escrow on or before the Effective Date), and (z) Farnan, LRDA and CLMG shall enter into a power of attorney (the “POA”) in the form mutually agreeable to the Debtor Parties and the Lender Parties to be attached as Exhibit E hereto to reflect, among other things, the following:
(a)    Pursuant to a written agreement entered into between Farnan and the Debtors, Farnan shall be appointed as (x) the liquidation agent of WEGP, (y) the liquidation agent of LRDA, and (z) the liquidation agent of White Eagle;
(b)    The Independent Manager (as defined in the Loan Agreement) shall be removed from all positions at WEGP and White Eagle simultaneously with Farnan’s appointment as the liquidation agent of WEGP and White Eagle;
(c)    Farnan may not be removed or replaced from the positions to which he is appointed pursuant to Section 2.4(a) without the mutual written consent of the Debtor Parties and the Lender Parties;
(d)    If Farnan is removed pursuant to Section 2.4(c), dies, resigns, or otherwise ceases to act in his capacity as liquidation agent, the Debtor Parties and the Lender Parties shall mutually agree on his replacement and, if no such agreement can be reached within thirty (30) days, the Parties shall seek a determination by the Bankruptcy Court of the identity of an appropriate replacement liquidation agent. Upon such mutual agreement or determination by the Bankruptcy Court, Farnan’s successor shall automatically become the replacement liquidation agent and the replacement liquidation agent and the applicable Debtor Parties and Lender Parties shall enter into all necessary agreements (including, in the case of LRDA, a power of attorney in substantially the same form as the POA attached as Exhibit E hereto) to effect the appointment of the replacement liquidation agent.
(e)    If the Debtors do not pay the Early Payoff Amount in full in cash to the Agent prior to the occurrence of a Sale Trigger Event, Farnan shall, automatically on the next Business Day after the occurrence of such Sale Trigger Event and without further order or corporate or other action by the Debtor Parties, the Lender Parties, or any other Person, have the sole authority and the express mandate to:

1.    conduct the Sale Process,
2.    select winning bids for the Collateral,
3.    close sale transactions on behalf of the Debtors with respect to the Collateral; provided that Farnan may not cause the Debtors to transfer any Collateral to a purchaser without first (or simultaneously) receiving the proceeds of such sale (with any credit bid by the Lender Parties being deemed simultaneous receipt of proceeds),
4.    prohibit the Debtors from making any expenditure not specified in any such DIP Budget unless such expenditure is approved in writing by the Lender Parties,
5.    obtain DIP Financing in accordance with Section 2.8(c),
6.    take all other actions as he determines in his sole and absolute discretion are necessary and appropriate to promptly implement and complete the Sale Process and preserve and protect the Collateral (including the commencement, defense and settlement of litigation, if necessary), and
7.    exercise veto rights over any action to be taken by the Debtors that is inconsistent with, or that would interfere with or delay timely completion of, the Sale Process.
Subject to the foregoing exclusive authority and mandate granted to Farnan, the existing management of the Debtors shall retain all of their other respective management and decision-making powers on behalf of the Debtors.  Farnan shall exercise the exclusive powers granted hereunder in the role of Bankruptcy Court-appointed independent liquidation agent, and he shall not be an officer, employee, manager, or director of any of the Debtors.
(f)    Farnan shall maximize the proceeds from the sale of the Collateral in the manner that he determines to be appropriate in his sole and absolute discretion and, in any event, consistent with traditional fiduciary duties owed by directors and officers of corporations under Delaware law to constituents of bankruptcy estates subject to complying with the Sale Process in all respects as set forth in this Agreement; provided that Farnan may not, in exercising his rights and duties, contest the Sale Process (including the Sale Deadlines), in any way or seek any relief from the Bankruptcy Court to modify the Sale Process (including the Sale Deadlines), or take any other action inconsistent with the terms of this Agreement; and
(g)    Prior to the occurrence of a Sale Trigger Event, Farnan’s duties and authorities shall be limited to taking such actions as he determines in his sole and absolute discretion to be necessary or appropriate (including consulting with, directing, and overseeing Maple) for the Debtors to be prepared to launch and implement the Sale Process upon the occurrence of a Sale Trigger Event; provided that, prior to the Sale Trigger Event, Farnan shall not take any action to commence the marketing of the Collateral to third parties or to otherwise contact potential buyers about the Collateral.

2.5    Engagement of Maple.
(a)    Upon the Effective Date, Maple shall be engaged as the due diligence and marketing agent by the Debtors to conduct the Sale Process pursuant to an engagement agreement mutually agreeable to the Debtor Parties and the Lender Parties; provided that Maple shall receive guidance and direction solely from Farnan in connection with such engagement.
(b)    Under the terms of such engagement, (i) until the occurrence of a Sale Trigger Event, Maple shall only take such actions as it shall determine, in consultation with Farnan, are necessary or appropriate to be able to launch and implement the Sale Process upon the occurrence of a Sale Trigger Event; provided that, prior to the Sale Trigger Event, Maple shall not take any action to commence the marketing of the Collateral to third parties or to otherwise contact potential buyers about the Collateral and (ii) upon the occurrence of a Sale Trigger Event, Maple shall, subject to Farnan’s discretion and in consultation with the Parties, promptly launch and conduct the Sale Process as it determines to be appropriate.
2.6    Sale Process. Upon the occurrence of a Sale Trigger Event, a sale of the Collateral shall be conducted by the Debtors, at the direction of Farnan based on the advice of Maple, as follows:
(a)    The Collateral shall be marketed in one or more packages as determined by Farnan in his sole and absolute discretion based on the advice of Maple;
(b)    The closing of the sale of any of the Collateral shall occur, and the proceeds of such sale shall be received by the Agent, on or before December 30, 2019 at 12:00 noon (New York time) (the “Outside Closing Date”);
(c)    If the Agent has not confirmed receipt of the Payoff Amount to White & Case LLP by December 30, 2019 at 2:00 p.m. (New York time) or such later date and time as expressly approved in writing by the Lender Parties in their sole and absolute discretion (such applicable date and time, the “Transfer Date”), White & Case LLP shall promptly deliver to the Agent all of the executed Transfer Documents (dated as of the Transfer Date) to which the Agent (or any one or more of its designees) has provided to White & Case LLP executed counterparties and, upon such delivery, all rights, title, and interests of the Debtors in and to the Collateral covered by the applicable Transfer Documents shall, as of the Transfer Date, be transferred to and vest in the transferee in full satisfaction of the remaining unpaid portion of the Allowed Claim and any outstanding obligations owed under DIP Financing;
(d)    The following deadlines shall be set by the Debtors, as directed by Farnan based on the advice of Maple, and communicated to all potential bidders (including the Lender Parties), so as to ensure that all sales are completed by the Outside Closing Date: (i) the execution of nondisclosure agreements by interested parties, (ii) the submission of nonbinding expressions of interest, (iii) the conducting and completion of diligence, (iv) the submission of binding bids, including binding stalking horse bids (if appropriate), and (v) the conducting of an auction, if appropriate, all as determined by Farnan in his sole and absolute discretion based on the advice of Maple; provided that the Parties hereby recognize that, in order to close one or more sale transactions with respect to the Collateral by the Outside Closing Date, such deadlines must be set in a manner that addresses all requirements a potential purchaser must satisfy in order to effectuate the transfer of the applicable Collateral;
(e)    The Agent may submit one or more credit bids of all or any portion of the Allowed Claim and/or the DIP Claims for all of the Collateral or any package thereof; provided that the Agent may not credit bid for packages of Collateral solely in the event that (i) third party bids for such packages of Collateral in the aggregate exceed the full amount of the Payoff Amount and (ii) the sales with respect to such packages of Collateral are actually consummated simultaneously with each other. If the Agent’s credit bid is the high bid with respect to the sale of any package of Collateral, the amount of such credit bid shall, upon closing, reduce the Allowed Claim and, if the Allowed Claim has been paid in full, the DIP Claims; and
(f)    The Lender Parties and Emergent shall each have the right to object to any proposed sale of some or all of the Collateral pursuant to the Sale Process by filing an objection to such sale with the Bankruptcy Court. So long as the Lender Parties and Emergent receive at least seven (7) days’ notice of the proposed sale of some or all of the Collateral pursuant to the Sale Process, the filing of such an objection shall not stay any proposed sale. The burden shall be on the objecting party to obtain expedited consideration of such objection (to which any opposing party shall not unreasonably object). At the hearing before the Bankruptcy Court to consider any such objection, the burden shall be on the objecting party to prove that the sale does not satisfy the requirements of section 363 of the Bankruptcy Code; provided that such objection shall not challenge the adequacy of the Sale Process as contemplated by this Agreement. None of the filing, the pendency, nor the determination of any such objection shall prevent or stay the Collateral from being transferred pursuant to Section 2.6(c).
2.7    Time is of the Essence. The Parties expressly acknowledge and agree that (i) time is of the essence with respect to the Sale Deadlines, (ii) strict adherence to the Sale Deadlines is a material term of this Agreement, (iii) the Sale Deadlines may not be extended or modified by Farnan or any of the Debtor Parties in any way for any reason whatsoever including (A) Farnan’s exercise of his duties as set forth in Section 2.4(e), (B) the status of any potential or pending sale of Collateral, (C) any pending objection to a sale of Collateral pursuant to Section 2.6(f) that is not yet resolved by the Bankruptcy Court, or (D) any other extenuating circumstances that may exist as of the applicable Sale Deadline, and (iv) any decision by the Lender Parties to extend or not extend the Sale Deadlines shall be in the Lender Parties’ sole and absolute discretion.
2.8    DIP Financing.
(a)    Subject to negotiation of terms and conditions mutually agreeable to the Debtor Parties and the Lender Parties, the Lender shall provide the Debtors a revolving postpetition credit facility of up to $15 million (the “Initial DIP Financing”), with a maturity date of the Outside Closing Date, to address White Eagle’s liquidity needs, after receipt of maturities of the Pledged Policies, subject to the DIP Budget, the DIP Credit Agreement, and the DIP Order authorizing such Initial DIP Financing.
(b)    If, prior to the Sale Trigger Event, White Eagle indicates that it anticipates having insufficient liquidity to pay its obligations under the DIP Budget notwithstanding having fully drawn the Initial DIP Financing, the Parties shall work together in good faith to try to agree on how such shortfall should be addressed.
(c)    If Farnan anticipates that White Eagle will not have sufficient liquidity to service its obligations after the occurrence of a Sale Trigger Event, Farnan, on behalf of the Debtors, shall have full authority to (i) negotiate and enter into all necessary documentation regarding additional postpetition financing following the Sale Trigger Event on behalf of the Debtors (together with the Initial DIP Financing and any other financing provided by the Lender Parties or any of their Affiliates to any of the Debtor Parties after the Effective Date, “DIP Financing”) and (ii) seek and obtain all necessary Bankruptcy Court approvals in connection therewith. Emergent shall have the right to contest or comment on any such proposed DIP Financing before the Bankruptcy Court.
ARTICLE III
COVENANTS
3.1    Debtor Party Covenants. Until (i) the payment of the Early Payoff Amount or the Payoff Amount, as applicable, or (ii) the transfer of Collateral to the Agent as set forth in Section 2.6(c), each of the Debtor Parties hereby covenants and agrees as follows:
(a)    Each Debtor Party shall comply with this Agreement and the Settlement Order and shall use its reasonable best efforts to take all actions reasonably necessary and desirable to implement the terms of this Agreement and shall not take any action inconsistent with this Agreement.
(b)    No Debtor Party shall take any action inconsistent with obtaining entry of any of the Initial Orders or the Confirmation Order, including objecting, causing, or encouraging any other Person to object, or supporting any other Person in making an objection to entry of any of the Initial Orders or the Confirmation Order.
(c)    The Debtors shall not alter, amend, or modify the Amended Plan (whether or not any such alteration, amendment, or modification would require resolicitation under the Bankruptcy Code) without the prior written consent of the Lender Parties. Any alteration, amendment, or modification of the Amended Plan without the prior written consent of the Lender Parties shall be void ab initio. The Debtors shall not seek to revoke or withdraw the Amended Plan without the prior written consent of the Lender Parties.
(d)    No Debtor Party shall seek to (i) vacate or otherwise impair the effectiveness of any Initial Order or the Confirmation Order that is entered by the Bankruptcy Court or (ii) alter, amend, or modify any Initial Order or the Confirmation Order in any manner (whether such alteration, modification, or amendment is de minimis, corrective, or otherwise) without the prior written consent of the Lender Parties. Any alteration, amendment, or modification of any Initial Order or the Confirmation Order without the prior written consent of the Lender Parties shall be void ab initio.
(e)    No Debtor Party may contest, object to, or otherwise challenge, directly or indirectly, (i) the Allowed Claim, (ii) the accrual of interest (at the contractual default rate), fees, costs, and expenses with respect to the Allowed Claim, or (iii) the Allowed Lien; provided that

White Eagle reserves the right to contest the mathematical accuracy of the calculation of the Allowed Claim pursuant to the terms hereof.
(f)    No Debtor Party shall seek to reject this Agreement under section 365 of the Bankruptcy Code (or otherwise) in the Chapter 11 Cases or any other Insolvency or Liquidation Proceeding. If any Debtor Party that is not a Debtor as of the Effective Date files an Insolvency or Liquidation Proceeding, it shall seek to assume this Agreement under section 365 of the Bankruptcy Code (or, in the case of an Insolvency or Liquidation Proceeding under any law other than the Bankruptcy Code, its equivalent) on the first day of such Insolvency or Liquidation Proceeding.
(g)    No Debtor Party shall amend or otherwise propose to amend any of the Constituent Documents or the constitution of LRDA except as expressly permitted hereby.
(h)    No Debtor Party shall issue, or authorize for issuance, sell, deliver, or agree to commit to issue, sell, or deliver (whether through the issuance of granting of options, warrants, commitments, subscriptions, right to purchase, or otherwise) any equity or voting interest in any of the Debtors or any securities convertible into or exchangeable for any equity or voting interest in any of the Debtors unless the proceeds of such issuance, sale, or delivery are sufficient to and are used to pay in full in cash the Early Payoff Amount or the Payoff Amount, as applicable.
(i)    The Debtor Parties shall provide the Lender Parties with reasonable access to information regarding any potential Claims against any of the Debtors (including administrative expenses and unsecured claims) and shall cooperate in good faith with the Lender Parties to minimize, to the fullest extent possible, such Claims (if any); provided that, subject to Section 3.2(f), the Lender Parties’ right to object to any Claims asserted against, or scheduled by, the Debtors are fully preserved and the Debtor Parties shall not challenge the right of the Lender Parties to assert any such objection.
(j)    The Debtors shall not seek to sell any Collateral prior to the occurrence of a Sale Trigger Event without the approval of the Bankruptcy Court; provided that, if the Debtors attempt to sell any Collateral prior to the occurrence of a Sale Trigger Event for an amount which is less than the Early Payoff Amount, the Lender Parties shall have the right to (i) credit bid all or a portion of the Allowed Claim and/or the DIP Claims for such Collateral and/or (ii) object to any such sale.
(k)    The Debtor Parties shall (i) cooperate with and assist Farnan in performing his obligations and duties as contemplated under this Agreement, including with respect to preparing for the Sale Process and the implementation and consummation thereof and (ii) provide Farnan with reasonable access to information necessary or desirable to prepare for, implement, and consummate the Sale Process.
(l)    No Debtor Party may take any action, directly or indirectly, to remove or displace Farnan or to interfere with the performance of Farnan’s duties as set forth in this Agreement or the Constituent Documents.

(m)    The Debtor Parties shall cooperate with and assist Maple in performing its obligations and duties under its engagement, including with respect to the preparation for the Sale Process and the consummation thereof.
(n)    None of the Debtors shall sell, license, sublicense, abandon, allow to lapse, transfer, or dispose of any Collateral except as expressly permitted hereby.
(o)    The Debtor Parties shall comply with the terms of any DIP Order and DIP Credit Agreement (including the covenants set forth therein) and shall not take any action inconsistent with any DIP Order and DIP Credit Agreement.
(p)    Each of the Debtor Parties shall continue to operate its businesses in the ordinary course (subject to the terms of this Agreement and the Settlement Order) including (i) doing or causing to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents, (ii) maintaining and implementing administrative and operating procedures (including an ability to recreate the documents relating to the Collateral in the event of the destruction thereof) and keeping and maintaining all records and other information, reasonably necessary or reasonably advisable for the collection of proceeds of the Pledged Policies, (iii) maintaining its existing bank accounts and not closing any bank accounts or creating any new bank accounts without the consent of the Lender Parties, acting reasonably, (iv) not being acquired directly or indirectly, or becoming a party to any merger or consolidation unless any such transaction would result in the immediate payment in full of the Early Payoff Amount or the Payoff Amount, as applicable, (v) not creating any new direct or indirect subsidiary, (vi) not acquiring any new life insurance policies, (vii) not changing its accounting practices, policies, or treatment except to the extent required by applicable law, changes in GAAP or requirements of its independent accounts, (viii) not becoming an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, by virtue of an exemption other than pursuant to Section 3(c)(l) or Section 3(c)(7) thereof, (ix) not becoming a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended, (x) maintaining its insurance in existence on the date hereof with respect to the DIP Collateral, and (xi) complying in all material respects with all applicable laws, rules and regulations applicable to the Collateral and White Eagle’s business.
(q)    None of the Debtor Parties may (i) seek relief from the Bankruptcy Court, or any other court, seeking a modification of the Sale Process (including the Sale Deadlines) or (ii) otherwise attempt to modify the Sale Process (including the Sale Deadlines). The Debtor Parties shall not seek any approval by the Bankruptcy Court (or any other court) or the entry by the Bankruptcy Court of any order in the Chapter 11 Cases that affects this Agreement or any DIP Financing without the prior written consent of the Lender Parties.
(r)    The Debtors may not incur or assume any funded indebtedness other than any DIP Financing or as set forth in the DIP Budget unless the proceeds of such indebtedness are used to pay in full in cash the Early Payoff Amount or the Payoff Amount, as applicable.
(s)    The Debtors may not grant liens on any of the Collateral to any party other than the Agent or the agent or lender under any DIP Financing except with respect to indebtedness the proceeds of which are used to pay in full in cash the Early Payoff Amount or the Payoff Amount, as applicable.
(t)    The Debtor Parties shall forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks or derogatory statements or comments, whether written or oral, to any Person with respect to any of the Lender Parties and, in response to any related inquiry, shall state only that the Parties have resolved their dispute to their mutual satisfaction; provided that the Debtors Parties shall not be prohibited from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, or court order.
(u)    The Debtor Parties shall pay or cause to be paid all Premiums due on the Pledged Policies and keep all of the Pledged Policies in full force and effect and not in a state of grace or lapse unless otherwise agreed to by the Lender Parties in their sole and absolute discretion.
(v)    The Debtor Parties shall (i) continue to coordinate with LexServ to obtain, as soon as is reasonably practicable, (A) updated life expectancy reports from ITM TwentyFirst LLC for each insured life which has been previously underwritten by ITM TwentyFirst LLC, using the new underwriting methodology and mortality tables announced and adopted by ITM TwentyFirst LLC during October 2018 and (B) updated life expectancy reports from AVS Underwriting, LLC for each insured life which has been previously underwritten by AVS Underwriting, LLC, using the new underwriting methodology and mortality tables announced and adopted by AVS Underwriting, LLC during October and November 2018, and (ii) provide to the Lender Parties such reports on the Friday of each week.
(w)    The Debtor Parties shall keep the Lender Parties apprised on a timely basis of all material developments with respect to the business and affairs of the Debtors and the Collateral including the maturity of any Pledged Policy and any litigation or other dispute with respect to any Pledged Policy.
(x)    The Debtor Parties shall use their best efforts to seek and obtain entry by the Bankruptcy Court, on or before June 21, 2019, of an order consistent with the terms of this Agreement and otherwise acceptable to the Parties that shall, among other things, (i) confirm the Amended Plan, (ii) incorporate the terms of the Settlement Order in their entirety, (iii) prohibit the Debtor Parties from making any payments or other transfers of cash not specifically identified in the DIP Budget and (iv) to the greatest extent permitted under applicable law, vest the Collateral in the Debtors on the terms set forth in this Agreement on the effective date of the Amended Plan free and clear of liens and Claims (other than liens and Claims specifically surviving the effective date under the terms of the Amended Plan, including the Allowed Claim and the Allowed Lien) (the “Confirmation Order”).
(y)    The Debtors shall not seek to resolve or settle any disputed Claim with respect to any Pledged Policy for an amount that represents a reduction greater than the lesser of (i) $2 million of the face amount of such Pledged Policy or (ii) 20% of the face amount of such Pledged Policy without the prior written consent of the Lender Parties (not to be unreasonably withheld); provided that the Lender Parties’ consent shall not be required with respect to the Lincoln Benefit Settlement Agreement (but that the Lender Parties shall work in good faith with the Debtor Parties to resolve any outstanding issues or concerns with respect to the Lincoln Benefit Settlement Agreement so as to provide their consent by May 29, 2019); provided further that the Lincoln Benefit Settlement Agreement shall not be binding on, or effective as to, White Eagle unless and until it is approved by the Bankruptcy Court after notice and a hearing, and the Lender Parties’ right to object to such Bankruptcy Court approval of the Lincoln Benefit Settlement is fully preserved.
(z)    Each of the representations and warranties of each Debtor Party contained in Article IV shall be true and correct in all material respects on and as of the Effective Date.
(aa)    Without limiting the effect of Section 6.1(b), the Debtor Parties shall work in good faith with the Lender Parties to finalize and attach each of the Exhibits hereto by May 29, 2019.
3.2    Lender Party Covenants. Until (i) the payment of the Early Payoff Amount or the Payoff Amount, as applicable, or (ii) the transfer of Collateral to the Agent as set forth in Section 2.6(c), each of the Lender Parties hereby covenants and agrees as follows:
(a)    Each Lender Party shall comply with this Agreement and the Settlement Order and shall use its reasonable best efforts to take all actions reasonably necessary and desirable to implement the terms of this Agreement and shall not take any action inconsistent with this Agreement.
(b)    So long as the Initial Orders and the Confirmation Order are consistent with this Agreement and have been otherwise approved by the Lender Parties, no Lender Party shall take any action inconsistent with obtaining entry of any of the Initial Orders or the Confirmation Order, including objecting, causing, or encouraging any other Person to object, or supporting any other Person in making an objection, to entry of any of the Initial Orders or the Confirmation Order.
(c)    The Lender Parties shall (i) cooperate with and assist Farnan in performing his obligations and duties under this Agreement, including with respect to the preparation for the Sale Process and the consummation thereof and (ii) provide Farnan with reasonable access to information necessary or desirable to prepare for the Sale Process.
(d)    The Lender Parties shall cooperate with and assist Maple in performing its obligations and duties under its engagement, including with respect to the preparation for the Sale Process and the consummation thereof.
(e)    The Lender Parties shall work in good faith with the Debtor Parties to resolve any dispute in connection with the proper allocation of payments to professionals as between the Debtors, on the one hand, and their non-Debtor Affiliates, on the other hand, in connection with negotiating the DIP Budget.
(f)    Upon agreement on a DIP Budget, the Lender Parties shall not object to the Debtors’ use of cash collateral to pay professionals or any other expenses consistent with such DIP Budget.
(g)    The Lender Parties shall comply with the terms of any DIP Order and shall not take any action inconsistent with any DIP Order.

(h)    The Lender Parties shall forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks or derogatory statements or comments, whether written or oral, to any Person with respect to any of the Debtor Parties and, in response to any related inquiry, shall state only that the Parties have resolved their dispute to their mutual satisfaction; provided that the Lender Parties shall not be prohibited from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, or court order.
(i)    The Lender Parties shall use their best efforts to seek and obtain entry by the Bankruptcy Court, on or before June 21, 2019, of the Confirmation Order.
(j)    Each of the representations and warranties of each Lender Party contained in Article V shall be true and correct in all material respects on and as of the Effective Date.
(k)    Without limiting the effect of Section 6.1(b), the Lender Parties shall work in good faith with the Debtor Parties to finalize and attach each of the Exhibits hereto by May 29, 2019.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH DEBTOR PARTY
Each Debtor Party, severally and not jointly, hereby represents and warrants to the Lender Parties as follows:
4.1    Authority. Each Debtor Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all the requisite corporate, partnership, limited liability company, or other power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and perform its obligations under this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be party, subject to entry by the Bankruptcy Court of the Settlement Order. The execution, delivery, and performance by each Debtor Party under this Agreement and the other documents and instruments contemplated hereby to which such Debtor Party is contemplated to be a party have been duly authorized by all necessary action on its part, and no other actions or proceedings on its part are necessary to authorize it to enter in to this Agreement or the other documents or instruments contemplated hereby to which it is contemplated to be a party, subject to entry by the Bankruptcy Court of the Settlement Order.
4.2    Enforceability. This Agreement and each other agreement and document executed and delivered by each Debtor Party in connection herewith have been duly executed and delivered by such Debtor Party and constitutes the binding obligation of such Debtor Party, enforceable in accordance with their respective terms upon entry by the Bankruptcy Court of the Settlement Order.
4.3    No Conflict. The execution and delivery of this Agreement does not and will not (a) conflict with any provision of the organizational documents of any Debtor Party or (b) violate any contract, agreement, document, judgment, license, or order applicable to or binding upon such Debtor Party, subject to Bankruptcy Court approval of this Agreement.

4.4    Ownership.
(a)    Emergent is the sole legal and beneficial owner of all of the issued and outstanding stock or other equity interests of OLIPP and no one other than Emergent owns any other equity interests in OLIPP.
(b)    OLIPP is the sole legal and beneficial owner of all of the issued and outstanding stock or other equity interests of Markley and no one other than Emergent owns any other equity interests in Markley.
(c)    Markley is the sole legal and beneficial owner of all of the issued and outstanding stock or other equity interests of LRDA and no one other than Emergent owns any other equity interests in LRDA.
(d)    LRDA is the legal and beneficial owner of 99.9% of the issued and outstanding stock or other equity interests of White Eagle and WEGP is the legal and beneficial owner of 0.1% of the issued and outstanding stock or other equity interests of White Eagle and no one other than LRDA or WEGP owns any other equity interests in White Eagle.
(e)    White Eagle is the sole owner of the Pledged Policies, which are not subject to any liens or encumbrances other than the Allowed Lien and any liens securing DIP Financing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE LENDER PARTIES
Each Lender Party, severally and not jointly, hereby represents and warrants to each Debtor Party as follows:
5.1    Authority. Each Lender Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all the requisite corporate, partnership, limited liability company, or other power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and perform its obligations under this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be party. The execution, delivery, and performance by each Lender Party under this Agreement and the other documents and instruments contemplated hereby to which such Lender Party is contemplated to be a party have been duly authorized by all necessary action on its part, and no other actions or proceedings on its part are necessary to authorize it to enter in to this Agreement or the other documents or instruments contemplated hereby to which it is contemplated to be a party.
5.2    Enforceability. This Agreement and each other agreement and document executed and delivered by each of the Lender Parties in connection herewith have been duly executed and delivered by such Lender Party and constitutes the binding obligation of each of the Lender Parties, enforceable in accordance with their respective terms.
5.3    No Conflict. The execution and delivery of this Agreement does not and will not (a) conflict with any provision of the organizational documents of any Lender Party or (b) violate any contract, agreement, document, judgment, license, or order applicable to or binding upon such Lender Party.
5.4    Ownership. The Lender Parties are the sole legal and beneficial holders and owners of the Allowed Claim and the Allowed Lien, and no such interests have been transferred or assigned to any other party.
ARTICLE VI
CONDITIONS TO EFFECTIVENESS
6.1    Effectiveness. This Agreement shall become effective and fully binding on the Parties on the first Business Day (the “Effective Date”) on which each of the conditions set forth below has been satisfied or waived by the appropriate Party or Parties:
(a)    each Party shall have executed and delivered to each other Party a signed counterpart to this Agreement;
(b)    each applicable Debtor Party shall have executed and delivered in escrow to White & Case LLP the documents contemplated by Sections 2.3(f) and 2.4; and
(c)    the Bankruptcy Court shall have entered the Settlement Order, and the Settlement Order shall be in full force and effect and not stayed, reversed, vacated, or amended.
6.2    Certain Obligations Effective Immediately. Notwithstanding anything else in this Agreement, the Parties agree that their respective obligations under Sections 2.1 and 2.2 shall be effective immediately upon the execution of this Agreement by the Parties.
ARTICLE VII
RELEASES
7.1    Mutual Releases.
(a)    Release by Debtor Parties. Except as otherwise set forth in Section 7.2 of this Agreement, upon the Effective Date, in consideration of the covenants, promises, and consideration set forth herein (the receipt and sufficiency of which is hereby acknowledged by the Debtor Parties), each Debtor Party, on behalf of itself, each of its Affiliates, and each Debtor Party’s and its Affiliate’s respective present and former attorneys, financial advisors, accountants, investment bankers, consultants, professionals, advisors, agents, officers, directors, shareholders, principals, partners, members, managers, employees, subsidiaries, divisions, predecessors, management companies, and other representatives (each, a “Debtor Release Party”), hereby forever releases and discharges each of the Lender Parties, each Affiliate thereof, and each Lender Party’s and its Affiliate’s respective present and former attorneys, financial advisors, accountants, investment bankers, consultants, professionals, advisors, agents, officers, directors, shareholders, principals, partners, members, managers, employees, subsidiaries, divisions, predecessors, management companies, and other representatives (each, a “Lender Release Party”) from any and all Claims, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, that such Debtor Release Party (whether individual or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to the Debtor Parties, any of their respective Affiliates, the business and operations of the Debtor Parties, the Plan, the Collateral, the Loan Agreement, the Transaction Documents, the Adversary Proceeding, the Estimation Motion, the Chapter 11 Cases, or any act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing.
(b)    Release by the Lender Parties. Except as otherwise set forth in Section 7.2 of this Agreement, upon the Effective Date, in consideration of the covenants, promises, and consideration set forth herein (the receipt and sufficiency of which is hereby acknowledged by the Lender Parties), each Lender Release Party hereby forever releases and discharges each Debtor Release Party from any and all Claims, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, that such Lender Release Party (whether individual or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to the Debtor Parties, any of their respective Affiliates, the business and operations of the Debtor Parties, the Plan, the Collateral, the Loan Agreement, the Transaction Documents, the Adversary Proceeding, the Estimation Motion, the Chapter 11 Cases or any act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing.
(c)    Debtor Parties’ Covenant Not to Sue. Subject to Section 7.2 of this Agreement, upon the Effective Date, each Debtor Party, on behalf of each Debtor Release Party, hereby agrees that it shall not institute or prosecute (or, except to the extent required by law, in any way aid, assist, or cooperate with the institution or prosecution of) any action, suit, hearing, or other proceeding of any kind, nature, or character at law or in equity, against any Lender Release Party in order to collect, enforce, declare, assert, establish, or defend against any Claim released pursuant to Section 7.1(a) above. This Agreement shall provide each Lender Release Party with a complete defense to any such claims.
(d)    Lender Release Parties’ Covenant Not to Sue. Subject to Section 7.2 of this Agreement, upon the Effective Date, each Lender Party, on behalf of each Lender Release Party, hereby agrees that it shall not institute or prosecute (or, except to the extent required by law, in any way aid, assist, or cooperate with the institution or prosecution of) any action, suit, hearing, or other proceeding of any kind, nature, or character at law or in equity against any Debtor Release Party in order to collect, enforce, declare, assert, establish, or defend against any Claim released pursuant to Section 7.1(b) above. This Agreement shall provide each Debtor Release Party with a complete defense to any such claims.
(e)    Subordination and Treatment of Intercompany Claims. Subject to Section 7.2 of this Agreement, upon the Effective Date, in consideration of the covenants, promises, and consideration set forth herein, each Debtor Party hereby agrees to subordinate any Intercompany Claims including (i) the purported $5,385,975.90 Intercompany Claim held by Imperial against White Eagle listed in the schedules of assets and liabilities for White Eagle [Docket No. 62], (ii) the intercompany notes between Markley and LRDA and (iii) any reimbursement, contribution, subrogation, or any other Intercompany Claims held by Emergent, Imperial, or any other Debtor Party, whether arising before, on, or after the Effective Date, to the DIP Claims, the Allowed Claim, and any other third party Claims against the Debtors; provided that the Amended Plan shall provide that no distribution may be made on account of any Intercompany Claims unless and until the Early Payoff Amount or the Payoff Amount, as applicable, is paid in full and the Debtor Parties hereby agree that treatment consistent with the foregoing shall be acceptable to them in full satisfaction of any such Intercompany Claims.
(f)    Unknown Claims. The Parties hereby understand and waive the effect of Section 1542 of the California Civil Code, which provides:
§1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
THE PARTIES AGREE TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED BY THIS AGREEMENT AND THE PARTIES HEREBY WAIVE AND RELEASE ALL RIGHTS AND BENEFITS WHICH THEY MIGHT OTHERWISE HAVE UNDER THE AFOREMENTIONED SECTION 1542 OF THE CALIFORNIA CIVIL CODE WITH REGARD TO THE RELEASE OF SUCH UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS. TO THE EXTENT (IF ANY) ANY OTHER LAWS SIMILAR TO SECTION 1542 OF THE CALIFORNIA CIVIL CODE MAY BE APPLICABLE, THE PARTIES WAIVE AND RELEASE ANY BENEFIT, RIGHT OR DEFENSE WHICH THEY MIGHT OTHERWISE HAVE UNDER ANY SUCH LAW WITH REGARD TO THE RELEASE OF UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS
7.2    Certain Preserved Obligations. Notwithstanding Section 7.1 of this Agreement, nothing in this Agreement shall waive, release, or impair (i) any of the rights or obligations of the Parties under this Agreement, the Interim Orders, the Confirmation Order, the Amended Plan, the DIP Order, or any other related agreement or order, (ii) the right of any Party to obtain remedies with respect to the breach or violation thereof by any other Party, (iii) the Allowed Claim, the Early Payoff Amount, or the Payoff Amount, or (iv) any rights, claims, or defenses that any Party may have with respect to any Person that is not a Release Party and any Affiliate thereof.
ARTICLE VIII
REMEDIES
8.1    Breach by Debtor Parties. If the Lender Parties determine that any of the Debtor Parties has materially breached this Agreement or the Settlement Order, the Lender Parties will provide notice of such breach to the Debtor Parties and shall be entitled to a hearing before the Bankruptcy Court on an expedited basis within three (3) Business Days’ of delivery of such notice for entry of an order of the Bankruptcy Court determining that such a breach has occurred (a “Breach Order”) and, if a Breach Order is entered, a Sale Trigger Event shall automatically and immediately occur and the Sale Process will commence in accordance with Section 2.6; provided that the Debtor Parties may not oppose such request for an expedited hearing for a Breach Order or the effects of obtaining a Breach Order as set forth in this Agreement; provided, further, that, prior to the Outside Closing Date, White & Case LLP shall not release any Transfer Documents to the Lender Parties.

8.2    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement or the Settlement Order by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach on shortened notice, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations under this Agreement and the Settlement Order; provided that each Party agrees to waive any requirement for the security or posting of a bond in connection with such remedy; provided, further, that, consistent with the foregoing, any claim for breach of this Agreement would not be a dischargeable claim in the Chapter 11 Cases or any other Insolvency or Liquidation Proceeding.
8.3    Other Remedies. Upon a breach of any of the terms of this Agreement by any Party, the non-breaching Party may, in addition to (or in lieu of) any other available remedies (including the right of the Lender Parties to seek entry of a Breach Order in accordance with Section 8.1), obtain specific performance as set forth in Section 8.2 or injunctive or equitable relief (such as a temporary restraining order pending a hearing on entry of a Breach Order), none of which shall be an exclusive remedy.
ARTICLE IX
MISCELLANEOUS
9.1    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No third party beneficiaries are intended in connection with this Agreement. This Agreement or any rights hereunder may not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment in violation of this provision shall be null and void.
9.2    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument.
9.3    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
9.4    Jurisdiction. The Bankruptcy Court shall retain jurisdiction with respect to all matters arising from or related to this Agreement, the implementation of this Agreement, and the Settlement Order. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in Delaware, (iii) waives any objection that the Bankruptcy Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the authority to enter final orders in connection with such action or proceeding, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any form of substantially similar mail), postage prepaid, to such Party at the address set forth for such Party in this Agreement; provided, however, that this Agreement and the releases set forth herein may be submitted in any court, arbitration, or other legal proceeding to enforce the terms of such releases. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory).
9.5    Headings. The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement.
9.6    Fees, Costs, and Expenses. The Parties agree that the prevailing Party in any action to enforce this Agreement shall be entitled to fees, costs, and expenses, including attorneys’ fees, costs, and expenses, incurred by such Party in connection with any such action.
9.7    Entire Agreement. THIS AGREEMENT CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES HERETO WITH RESPECT TO THE MATTERS COVERED AND THE TRANSACTIONS CONTEMPLATED HEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
9.8    Drafting. The Parties acknowledge that all of the Parties hereto participated fully in the drafting of this Agreement and that, accordingly, any ambiguities in this Agreement shall not be construed against a Party on the grounds that such Party was the drafter of this Agreement.
9.9    Modifications/Amendments; Waiver. This Agreement may be modified or amended only by written agreement executed by each of the Parties in its sole and absolute discretion. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.
9.10    Non-Severability. This Agreement is to be construed as a whole, and all provisions of it are to be read and construed together. Notwithstanding anything in this Agreement to the contrary, and in light of the integrated nature of the settlements and compromises embodied in this Agreement, in the event that (a) a court of competent jurisdiction enters a final order ruling that any of the provisions of this Agreement or the Settlement Order are void, invalid, illegal, or unenforceable in any material respect, or (b) any of the provisions of this Agreement or the Settlement Order are reversed, vacated, overturned, voided, or unwound in any material respect, then in each case, the entirety of this Agreement (including the releases set forth in Article VII) shall be void ab initio and of no force and effect and, during any subsequent proceeding, the Parties shall not assert claim preclusion, issue preclusion, estoppel, or any similar defense in respect of rights and claims of the Parties that were the subject of this Agreement prior to this Agreement being of no force or effect. Upon such a voiding of this Agreement or the Settlement Order, or any other termination of this Agreement or the Settlement Order, the Parties shall have no further obligations under this Agreement and the Lender Parties may assert a claim for all obligations under the Loan Agreement and the other Transaction Documents (including for the Participation Interest) and the Debtor Parties retain the right to object to, or otherwise challenge, that claim.
9.11    Notice. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands, and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(a)	If to the Lender Parties, to: LNV Corporation c/o CLMG Corp. 6000 Legacy Drive Plano, TX 75204
Attention: James Erwin; Rob Ackermann
jerwin@clmgcorp.com; rackermann@clmgcorp.com

with a copy to:

Thomas E Lauria
White & Case LLP
Southeast Financial Center
200 S. Biscayne Boulevard, Suite 4900
Miami, FL 33131
tlauria@whitecase.com
-and-
David M. Turetsky
Andrew T. Zatz
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
dturetsky@whitecase.com
azatz@whitecase.com

(b)	If to the Debtor Parties, to: White Eagle Asset Portfolio, LP

One Lane Hill, East Broadway
Hamilton HM19
Bermuda
whiteeagle@lamington.ie

with a copy to:

Emergent Capital, Inc.
5355 Town Center Rd #701
Boca Raton, FL 33486
Attention: Miriam Martinez
mmartinez@emergentcapital.com

-and-

Richard M. Pachulski
Maxim B. Litvak
Colin R. Robinson
Pachulski Stang Ziehl & Jones LLP
919 North Market Street
P.O. Box 8705
Wilmington, DE 19899-8705
rpachulski@pszjlaw.com
mlitvak@pszjlaw.com
crobinson@pszjlaw.com
9.12    Settlement. This Agreement is a settlement of various disputes between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.
9.13    No Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER THE PARTIES HERETO NOR ANY OF THEIR RESPECTIVE AFFILIATES ARE MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, TO ANY OTHER PARTY AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.
9.14    No Consequential Damages. NO PARTY SHALL BE ENTITLED TO RECOVER UNDER THIS AGREEMENT FROM ANY OTHER PARTY OR ANY OF SUCH PARTY’S AFFILIATES ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized and delivered as of the day and year first above written.

Lender Parties: LNV CORPORATION: By: ___/s/ Jacob Cherner________________ Name: Jacob Cherner Title: Executive Vice President	Debtor Parties: WHITE EAGLE ASSET PORTFOLIO, LP: By: White Eagle General Partner, LLC, its General Partner By: /s/ Miriam Martinez_______________ Name: Miriam Martinez Title: SVP & CFO
CLMG CORP.: By: __/s/ James Erwin_________________ Name: James Erwin Title: President	LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY: By: /s/ David M. Thompson_____________ Name: David M. Thompson Title: Director
WHITE EAGLE GENERAL PARTNER, LLC: By: /s/ Miriam Martinez_______________ Name: Miriam Martinez Title: SVP & CFO
EMERGENT CAPITAL, INC.: By: /s/ Miriam Martinez_______________ Name: Miriam Martinez Title: SVP & CFO

SETTLEMENT AGREEMENT BY AND AMONG LNV CORPORATION, CLMG CORP.,
WHITE EAGLE ASSET PORTFOLIO, LP, LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY,
WHITE EAGLE GENERAL PARTNER, LLC, EMERGENT CAPITAL, INC., ET AL.

Debtor Parties: IMPERIAL FINANCE AND TRADING, LLC: By: /s/ Miriam Martinez_______________ Name: Miriam Martinez Title: SVP & CFO
LAMINGTON ROAD BERMUDA, LTD: By: /s/ David M. Thompson_____________ Name: David M. Thompson Title: Director
OLIPP IV, LLC: By: /s/ Miriam Martinez_______________ Name: Miriam Martinez Title: SVP & CFO
MARKLEY ASSET PORTFOLIO, LLC: By: /s/ Miriam Martinez_______________ Name: Miriam Martinez Title: SVP & CFO

Exhibit A
Asset Transfer Documents
[To be provided]

Exhibit B
Equity Interests Transfer Document

[To be provided]

Exhibit C
LP Agreement
[To be provided]

Exhibit D
LLC Agreement
[To be provided]

Exhibit E
Power of Attorney
[To be provided]

SETTLEMENT AGREEMENT BY AND AMONG LNV CORPORATION, CLMG CORP.,
WHITE EAGLE ASSET PORTFOLIO, LP, LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY,
WHITE EAGLE GENERAL PARTNER, LLC, EMERGENT CAPITAL, INC., ET AL.